TRANSITION AGREEMENT

This Transition Agreement is being entered into by Workiva Inc. (“Company’) and Martin J. Vanderploeg (“Executive”) (together, “Parties”).
WHEREAS, Executive has been employed as Company’s Chief Executive Officer pursuant to the terms of an Employment Agreement dated November 6, 2014 (“Employment Agreement”);
WHEREAS, Executive has announced his plans to retire from Company;
WHEREAS, following his retirement, Executive will remain on the Company’s Board of Directors (“Board”) and act as its Non-Executive Chair;
WHEREAS, the Parties wish to set forth their agreement regarding Executive’s retirement from Company and transition to a non-employee member of the Board.
THEREFORE, the Parties agree as follows:
1.DATES.
1.1.Executive will retire from his position as CEO of Company effective at the close of business on March 31, 2023 (“Retirement Date”).
1.2.By mutual agreement of the Parties and in consideration of the promises herein, except as set forth in Section 5.1 below, the Employment Agreement will be voided in its entirety upon the Retirement Date (including Sections 7 and 8 thereof). For clarity, all outstanding awards granted to Executive while employed, including awards granted under the Workiva Inc. 2014 Equity Incentive Plan (collectively, “Equity Plans”), will remain in effect (as amended herein).
1.3.Executive will assume the role of Non-Executive Chair of the Board, effective April 1, 2023. In this capacity, he will assist with the transition of his duties as CEO to his successor and perform such other duties as reasonably requested. Executive’s status as Non-Executive Chair may be terminated by either party at any time.
2.VALUABLE CONSIDERATION.
2.1.Company will pay Executive a lump sum cash payment of $1.38 million. This sum will be paid within 10 days after the Effective Date of the Release Agreement attached hereto as Exhibit “A” and will be less required withholding.
2.2.In addition, Company will pay Executive a lump sum cash payment representing Executive’s annual bonus for 2022. This sum will be paid no later than February 28, 2023.
2.3.Subject to Executive’s timely election to continue his group health benefits pursuant to COBRA, Company will pay the employer’s portion of the health insurance premiums for 18 months or until Executive is eligible for substantially similar group health benefits with another employer, whichever occurs first.
2.4.Executive acknowledges that these benefits are inclusive of and over and above anything owed to him by law or contract, and that they are being provided to him expressly in exchange for entering into this Transition Agreement.
2.5.In order to receive the consideration, Executive must timely execute and not revoke the Release Agreement.
3.COMPENSATION AS NON-EXECUTIVE BOARD MEMBER.
3.1.During Executive’s service as a non-employee Director, Company will pay Executive an annual cash retainer and grant of restricted stock in accordance with its compensation policy for non-executive Board members.
3.2.For the avoidance of doubt, the Retirement Date hereunder shall not be a “Termination of Service” for purposes of, and as defined in, the Equity Plans, and Executive shall not experience a Termination of Service until he ceases to serve as a Director of Company. Notwithstanding anything to the contrary in the Equity Plans, upon Executive’s Termination of Service, Executive’s outstanding equity awards will fully vest immediately or vest in accordance with their terms, as determined by Company’s Compensation Committee, in its sole discretion, prior to such termination of service. Notwithstanding anything in the foregoing to the contrary, if Executive materially breaches any provision of this Transition Agreement, any outstanding equity awards will be forfeited.
3.3.Notwithstanding the terms of the Equity Plans, in the event of a Change in Control as defined in the Employment Agreement:
3.3.1.all outstanding unvested stock or equity unit options, appreciation units and stock appreciation rights granted to Executive during his employment will become fully vested and exercisable for the remainder of their full term;
3.3.2.all outstanding equity-based compensation awards other than stock or equity unit options, appreciation units and stock appreciation rights that are not intended to qualify as performance-based compensation (as defined in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (“Code”), prior to amendment by the Tax Cuts and Jobs Act), will become fully vested and the restrictions thereon will lapse; provided that any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Code will remain in effect; and
3.3.3.all outstanding equity-based compensation awards other than stock or equity options, appreciation units and stock appreciation rights that are intended to constitute performance-based compensation as defined in Section 162(m)(4)(C) of the Code as in effect prior to amendment by the Tax Cuts and Jobs Act will remain outstanding and will vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.
4.NON-COMPETITION AND NON-SOLICITATION.
4.1.For purposes of this Transition Agreement, a “Direct Competitor” is any individual or entity that provides cloud-based solutions for improving productivity, collaboration and accountability in the areas of accounting, finance, risk and compliance, and any other such product or service as was developed or marketed by Company during Executive’s employment or any product or service in development during Executive’s employment or reasonably expected to be in development as of the Retirement Date, including any Environmental, Sustainability and Governance solutions. The products and services subject to the foregoing definition are referred to as “Competing Products and Services.
4.2.From the Retirement Date through the date which is twelve months after Executive is no longer serving on the Board, Executive agrees that he will not:
4.2.1.Perform any services for, provide business advice to or permit Executive’s name to be used by a Direct Competitor; provided that nothing in this Transition Agreement will prevent Executive from acquiring or owning up to two percent of the outstanding voting securities of any Direct Competitor which is publicly traded, subject to Executive’s compliance with applicable Company policies then in effect;
4.2.2.Take any action, in connection with or on behalf of a Direct Competitor, which is reasonably expected to divert from Company any opportunity which would be within the scope of Company’s then business;
4.2.3.Directly or through a third party acting with information Executive has provided, solicit any person or entity who is or has been (i) a customer of Company at any time to purchase any Competing Products or Services from any person or entity other than Company; or (ii) a customer, vendor or other business relation of Company at any time to cease doing business with Company; provided, however, that this subsection will apply only to customers, vendors or other business relations of Company with which Executive had contact or of which Executive had knowledge as a result of Executive’s employment; or
4.2.4.Directly or through a third party acting with information Executive has provided solicit, encourage or induce any employee or consultant of Company to terminate his/her relationship with Company; provided that the foregoing will not be violated by any general solicitation not targeted at the prohibited group or by Executive serving as a reference upon request.
4.3.Executive acknowledges and agrees that the restrictions imposed upon him by this Non-Competition and Non-Solicitation provision are reasonable with respect to scope and time, are designed to protect the continued success of Company and that they do not unduly restrict his future employment by others.
4.4.Company acknowledges and agrees that the restrictions imposed on Executive by this Non-Competition and Non-Solicitation provision are the only non-competition or non-solicitation obligations to which Executive is subject.
5.ENTIRE AGREEMENT AND SEVERABILITY.
5.1.Notwithstanding anything to the contrary herein, the following provisions of the Employment Agreement survive the execution of this Transition Agreement:
5.1.1.Section 4.9 – Indemnification
5.1.2.Section 4.10 - Clawback Provision
5.1.3.Section 6 - Confidential Information
5.1.4.Section 10 - Remedies
5.1.5.Section 11.2 – Exit Obligations
5.1.6.Section 18 – Section 409A
5.2.The Parties agree that this Transition Agreement and its Exhibit “A” supersede all other provisions of the Employment Agreement (including Sections 7 and 8 thereof) and any other written or verbal agreements between the Parties related to Executive’s employment with or termination from the Company, except as expressly noted herein. For clarity, this Transition Agreement does not supersede the Equity Plans (other than as explicitly set forth in Section 3).
5.3.The Parties agree and acknowledge that no other promises or agreements have been offered for this Transition Agreement (other than those described above) and that no other promises or agreements between them will be binding unless they are in writing and signed by both of them.
5.4.The Parties further agree that if any portion of this Transition Agreement is held to be invalid or legally unenforceable the remaining portions will not be affected and will be given full force and effect.
6.APPLICABLE LAW.
6.1.This Transition Agreement will be governed by the laws of the state of Delaware without regard to its conflict of laws principles.
7.EFFECTIVE DATE.
7.1.To accept the terms of this Transition Agreement, Executive must sign this Agreement by February 21, 2023.
7.2.This Transition Agreement becomes effective and binding on the Parties on the date on which it is signed by Executive.

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

MARTIN J. VANDERPLOEG	WORKIVA INC.
/s/ Martin J. Vanderploeg	By: /s/ Jill E. Klindt
Date: February 21, 2023	Name: Jill E. Klindt
Title: Chief Financial Officer
Date: February 21, 2023

Exhibit “A”

RELEASE AGREEMENT

This Release Agreement is being entered into in consideration of the promises set forth in the Transition Agreement between Workiva Inc. (“Company”) and Martin J. Vanderploeg (“Executive”) (together, “Parties”) to which this Release Agreement is attached.

1.RELEASE, WAIVER AND COVENANTS NOT TO SUE.
1.1.Executive hereby releases and waives all claims and causes of action of any kind that he has, known and unknown, against Company, including its officers, directors, parents, subsidiaries, Executives, affiliates, successors and/or assigns (Company together with these individuals and entities, in their respective capacities as such, are referred to as “Released Parties”). This release and waiver includes all claims and causes of action that he has under any federal, state or local law, including Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, and the state law equivalents of these statutes. It also includes any common law claims, such as contract and tort claims.
1.2.Executive also agrees not to file any lawsuit based on claims he has released in this Release Agreement.
1.3.Executive understands that nothing in this Release Agreement prevents him from reporting possible violations of federal or state law or regulation to any governmental agency or entity, including the Equal Employment Opportunity Commission and the Securities and Exchange Commission, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Executive further understands that this Release Agreement does not limit his ability to file a complaint or participate in any investigation or proceeding that may be conducted by any government agency, including by providing documents or other information, without notice to Company, provided Executive agrees to waive rights to any monetary recovery, except for any monetary recovery as a whistleblower.
1.4.This agreement not to file a lawsuit does not apply to any lawsuit Executive may file to enforce this Release Agreement or to any claims that arise under the Age Discrimination in Employment Act after the date on which Executive executes this Release Agreement.
1.5.Notwithstanding the foregoing, the release granted under Section 1 specifically excludes:
1.5.1.any rights to unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable law;

1.5.2.any violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, may not be waived;
1.5.3.any rights that arise under, survive or are preserved by the Transition Agreement or this Release Agreement;
1.5.4.any rights to indemnification, advancement or liability insurance coverage, whether under the provisions of the Company’s governing documents, any other plan, agreement or arrangement with the Company or under applicable law;
1.5.5.any vested rights (or rights that may become vested pursuant to the terms therein) under any equity or equity-based plan or agreement between the Company and Executive; or
1.5.6.any claim that is based on any act or omission that occurs after the date Executive executes and delivers this Release Agreement.
2.CONFIDENTIALITY.
2.1.Executive agrees not to disclose the existence or terms of this Release Agreement to any third party without the prior written consent of Company, except that he may discuss the terms of this Release Agreement with his attorney, immediate family, and/or tax advisor and as required by law.
3.MUTUAL NON-DISPARAGEMENT
3.1.Executive agrees that he will not make any oral or written statements to any third party about any of the Released Parties that are intended or reasonably likely to disparage any of them in any way.
3.2.Company will not issue any formal statements, and will instruct its directors, officers and members of senior management not to make any oral or written statements to any third party, that are intended or reasonably likely to disparage Executive in any way.
3.3.Notwithstanding these provisions, neither Executive, nor Company is prohibited from testifying truthfully under oath or providing truthful information in connection with an agency proceeding.
4.KNOWING AND VOLUNTARY RELEASE.
4.1.Executive is hereby given 21 days in which to consider whether to sign this Release Agreement.
4.2.Executive agrees that he has signed this Release Agreement knowingly and voluntarily and not as a result of threats or coercion.
4.3.EXECUTIVE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

5.EFFECTIVE DATE.
5.1.To accept the terms of this Release Agreement, Executive must sign and deliver it to Company, c/o ___________________.
5.2.This Release Agreement becomes effective and binding on the Parties eight days after the date it is signed by Executive (“Effective Date”).
5.3.Executive may revoke this Agreement during this seven-day period prior to the Effective Date by delivering a written notice of revocation to Company, c/o ___________________.

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

MARTIN J. VANDERPLOEG	WORKIVA INC.
______________________________	By: _________________________
Date: _________________________	Name: _______________________
Title: ________________________
Date: ________________________